Exhibit 23.8

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Elite Strategic Limited:

We consent to the use of our report dated May 9, 2008 with respect to the balance sheets of Elite Strategic Limited (the predecessor of Shinyo Dream Limited) as of December 31, 2006 and September 6, 2007, and the related statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006, and the period from January 1, 2007 to September 6, 2007, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated May 9, 2008 contains an explanatory paragraph that states that the Company has restated the financial statements for the years ended December 31, 2005 and 2006 and the period from January 1, 2007 to September 6, 2007 to reflect correct classification of U.S. Transportation tax expense and cash flows relating to drydocking.

/s/ KPMG
KPMG
Hong Kong, China May 9, 2008

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Dream Limited:

We consent to the use of our report dated May 9, 2008 with respect to the balance sheet of Shinyo Dream Limited as of December 31, 2007, and the related statements of income, shareholder’s deficit and cash flows for the period from July 20, 2007 (date of incorporation) to December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
KPMG
Hong Kong, China May 9, 2008